Exhibit 99.1

          AEP INDUSTRIES INC. REPORTS FISCAL 2005 FIRST QUARTER RESULTS

    SOUTH HACKENSACK, N.J., March 9 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal first quarter ended January 31, 2005.

    Net sales increased 22.3% in the first quarter of fiscal 2005 to $217,389,000 compared with $177,742,000 in the first quarter of fiscal 2004. The worldwide net sales includes $5,283,000 of positive impact of foreign exchange and other increases of $34,364,000 or 19.3% in the first quarter of fiscal 2005 as compared to the same period in fiscal 2004. The other increases in net sales were due to an 11.4% increase in unit prices combined with a 7.1% increase in sales volume during the first quarter of fiscal 2005 as compared to the same period in fiscal 2004. These increases came primarily from the Company's U.S. operations, which increased its sales volume by 10.4% during the first quarter of fiscal 2005 as compared to the same period in fiscal 2004 and at the same time was able to pass on to customers the higher raw materials costs (primarily resin) in the period, which increased the per unit selling prices in the first quarter of fiscal 2005.

    Gross profit for the first quarter of fiscal 2005 increased $2,214,000 to $32,925,000 as compared to $30,711,000 in the same quarter of the prior year. The improvement in gross profit for the first quarter of fiscal 2005 was largely due to the 7.1% increase in unit sales volume in the current period and the positive impact of foreign exchange of $663,000 during the first quarter of fiscal 2005. Gross profit per unit sold in the first quarter of fiscal 2005 was consistent with the first quarter of fiscal 2004 in despite of increased resin costs during the current period.

    Operating expenses in the first quarter of fiscal 2005 increased $2,570,000 compared to the same period in fiscal 2004. The increase in operating expenses includes $603,000 of negative impact of foreign exchange, increased delivery costs of $588,000 caused by a combination of volume increases, regulation changes and gasoline price increases. In addition general and administrative expenses increased $1,644,000 during the first quarter of fiscal 2005 as compared to the same period in fiscal 2004 primarily due to increased legal and advisory expenses combined with costs related to the implementation of Sarbanes-Oxley.

    Operating income from continuing operations declined slightly to $6,629,000 in the first quarter of fiscal 2005 compared with $6,840,000 in the first quarter of fiscal 2004. This decline is primarily the result of the previously mentioned increased operating expenses offset by improved sales volume.

    For the first quarter of fiscal 2005 the Company reported a loss from continuing operations of $1,420,000 or $0.17 per diluted share, compared with a loss from continuing operations of $743,000 or $0.09 per diluted share in the first quarter of fiscal 2004.

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    In the first quarter of fiscal 2005, the Company approved a plan to dispose of its French subsidiary, which was completed on February 10, 2005, and its Termofilm subsidiary in Italy. As a result, these subsidiaries are accounted for as discontinued operations. Discontinued operations also include our Spanish operation which was discontinued in fiscal 2004. For the first quarter of fiscal 2005, the Company had a loss from discontinued operations of $5,077,000 or $0.60 per diluted share, which primarily consisted of non-cash charges relating to the estimated losses on disposal of the subsidiaries of $2.2 million and the write off of accumulated foreign currency losses of $2.5 million. In the first quarter of fiscal 2004, the Company had a loss from discontinued operations of $63,000 or $0.01 per diluted share.

    The net loss for the first quarter of fiscal 2005 was $6,497,000 or $0.77 per diluted share, compared with a net loss of $806,000 or $0.10 per diluted share in the first quarter of fiscal 2004.

    "We are very pleased to report the continued improvement in gross profits and are committed to reducing operating expenses in future periods. What is noteworthy is that many of the expenses related to legal and advisory services and the initial implementation costs related to Sarbanes-Oxley are significant expenditures that should not recur after this year," stated Brendan Barba, Chairman and Chief Executive Officer of the Company.

    "Although there continues to be excess production capacity available to meet the needs of virtually all flexible packaging markets, we continue to strive to maintain our ability to pass increased resin costs through to our customers. Maintaining our position as the low cost producer in all of our major markets continues to be the cornerstone of our strategy. We will continue to make decisions consistent with that strategy," concluded Mr. Barba.

    The Company invites all interested parties to listen to its first quarter conference call live over the Internet at http://www.aepinc.com on Thursday, March 10, 2004, at 10:00 a.m. EST. An archived version of the call will be made available after the call is concluded.

    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in eight countries throughout North America, Europe and Australasia.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with availability of raw materials, pricing, volume, cash flow guidance, potential technological changes, fluctuations in exchange rates and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

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                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
        (in thousands, except per share data and gross profit percentages)

                                                   For the Three Months Ended
                                                           January 31,
                                                   ---------------------------
                                                       2005           2004
                                                   ------------   ------------
NET SALES                                          $    217,389   $    177,742

COST OF SALES                                           184,464        147,031
     Gross profit                                        32,925         30,711
                                                           15.1%          17.3%
OPERATING EXPENSES
  Delivery                                                8,791          8,058
  Selling                                                 9,332          9,398
  General and administrative                              8,315          6,412

     Total operating expenses                            26,438         23,868

OTHER OPERATING INCOME (EXPENSE):
     Gain (loss) on sale of equipment, net                  142             (3)

     Operating income from
      continuing operations                               6,629          6,840
OTHER INCOME (EXPENSE):
  Interest expense                                       (6,694)        (6,349)
  Other, net                                               (275)            95
                                                         (6,969)        (6,254)

     Income (loss) from continuing operations
      before provision for income taxes                    (340)           586
PROVISION FOR INCOME TAXES                                1,080          1,329
     Loss from continuing operations                     (1,420)          (743)

DISCONTINUED OPERATIONS:
  Pre-tax loss from operations                             (339)          (270)
   Loss from disposition                                 (4,719)           -
   Income tax provision (benefit)                            19           (207)
     Loss from discontinued operations                   (5,077)           (63)
     Net loss                                      $     (6,497)  $       (806)

EARNINGS (LOSS) PER SHARE - Basic and Diluted:
     Loss from continuing operations               $      (0.17)  $      (0.09)
     Loss from discontinued operations             $      (0.60)  $      (0.01)
             Net loss                              $      (0.77)  $      (0.10)

SOURCE  AEP Industries Inc.
    -0-                             03/09/2005
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, feeneyp@aepinc.com /
    /Web site:  http://www.aepinc.com /